Exhibit 99.1

Zion Oil & Gas Nears First Drilling Milestone in MJ-02 Well In Israel

Zion launches new $250 Unit Program ending March 17, 2021

DALLAS, Texas, and CAESAREA, Israel, February 1, 2021 /PRNewswire/ Zion Oil & Gas, Inc. (OTCQX: ZNOG) announces its successful drilling of the first section of the Megiddo-Jezreel #2 (MJ-02) well and launches a new Unit Program to help fund Zion’s 2021 exploration program.

“We are truly excited we have arrived at this important depth to case the first section of our well in Israel, then will slim down to a 17 ½ inch bit,” expressed Zion Oil & Gas CEO, Robert Dunn. “We believe that now is the time to allow investors to partner with us further with our new Unit Program as we move forward with the MJ-02 well and our other 2021 exploration plans.”

ZION NEARS COMPLETION OF FIRST OF FOUR DRILLING SECTIONS

“Drilling a 22-inch diameter hole more than a half-mile into the earth, through difficult lithology, and on time is a great accomplishment, especially during a worldwide pandemic, and sets a great foundation for the remaining drilling program,” Zion’s VP of Operations, Monty Kness, stated. “The investment in a drilling rig capable of handling this wellbore schematic puts Zion in a much better position to meet its drilling objectives than ever before.”

Flags of Texas, Israel, and the United States fly at night

on January 26, 2021, in front of Zion’s drilling rig in Israel.

Zion’s drilling crew, which was assembled from eight countries during a pandemic, is nearing completion of the first section of the MJ-02 drilling campaign at a depth of approximately 3,000 feet. The drilling crew will complete a set of downhole measurements (wireline logging) before running the first section of the casing.

The crew will then hang the casing and cement it in place, and then Zion will commence drilling the second section of the well. As the wellbore tapers down and becomes a smaller hole, the rate of penetration will likely increase.

Casing being prepared. Picture taken on January 27, 2021.

MEGIDDO-JEZREEL #2 UNIT PROGRAM

“To accomplish our 2021 exploration plans, we still need investor support in Zion,” stated Zion Founder and Chairman, John Brown. “We are moving forward in faith, as we have been led (Exodus 14:15).”

Basic Details of Zion Oil & Gas Unit Program Launched on February 1, 2021

Details:

•	Investors may participate starting Monday, February 1, 2021.

•	This Unit Program will end on Wednesday, March 17, 2021, and will not be extended.

•	The cost of each Unit will be $250.00 for new and existing Direct Stock Purchase Plan investors.

•	Each Unit purchase will provide the investor with $250 of ZN common stock (at the day’s high-low average) and 25 $1.00 Warrants.

•	Warrants are exercisable on the 60th day following the end of Unit Program and remain exercisable for two years (May 16, 2021, to May 16, 2023).

•	If investors sign up for Zion’s automatic monthly investments (AMI) in addition to purchasing a Unit during this Unit program, then they will receive 10 $1.00 Warrants. Current subscribers are eligible for these additional warrants if they choose to participate in this unit purchase. (For more details on the automatic monthly investments (AMI), see Zion’s Prospectus.)

•	This Unit Program is available through Zion’s website. Investors may go to https://www.zionoil.com/dspp to purchase electronically online or to print and mail their investment.

Zion Oil & Gas, a public company, traded on OTCQX Best Market, explores for oil and gas onshore in Israel on their 99,000-acre Megiddo-Jezreel license area.

“The Lord Himself goes before you and will be with you; He will never leave you nor forsake you. Do not be afraid; do not be discouraged.”

Deuteronomy 31:8

“Sing to the Lord, for he has done glorious things; let this be known to all the world. Shout aloud and sing for joy, people of Zion, for great is the Holy One of Israel among you.”

Isaiah 12:5-6

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including, but not limited to, statements regarding Zion’s operations; Zion’s ability to continue as a going concern; operational risks in ongoing exploration efforts; the timing and completion of the processing, interpretation of the results and plans contingent thereon off the 3-D seismic survey; regulatory approvals needed for the rig’s operation; the effect, if any, of the coronavirus pandemic on the timing of the operation of the well, and liquidity for shareholders on OTCQX are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties, and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Zion’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Zion’s filings with the SEC. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:

Andrew Summey

VP, Marketing and Investor Relations
Zion Oil & Gas, Inc. (OTCQX: ZNOG)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Telephone: 888-891-9466
Email: info@zionoil.com
www.zionoil.com

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